Cuisine Solutions Available Line of Credit Increased

Premium, Fully-Cooked, Frozen Food Manufacturer’s credit line is now $5 Million.

ALEXANDRIA, Va.—(BUSINESS WIRE)—December 30, 2005 — Cuisine Solutions, Inc. (AMEX: FZN - News) announced that the Bank of Charles Town increased the Company’s available line of credit on December 23, 2005 from $2.5 million to $5 million. “It is important for the Company to have cash available to help support our growth,” states Thomas L. Gregg President of Cuisine Solutions. “Our focus is to be the premier company in the new category of premium, fully-cooked frozen food.” The Company, which was featured on a segment of NBC Nightly News with Brian Williams on Tuesday, December 27th, grew its revenues over 30% year over year the last two fiscal years and its revenues grew 69.5% in the first quarter of Fiscal 2006.

Cuisine Solutions utilizes the “Sous-Vide” technology and methods which means that the products, such as Lamb Shank with Rosemary Mint sauce, Seared Tilapia with Lemon and Green Peppercorn sauce, or Veal Osso Bucco, are vacuum sealed and then slowly cooked at very low temperatures immersed in water. The science behind Sous-Vide cooking involves knowing the precise time and temperature that food changes molecular structure. This enables Cuisine Solutions to cook the food for optimum taste, color, and texture. The result is restaurant quality food every time. The Company’s Sous-Vide process also pasteurizes the product and kills all vegetative forms of bacteria, and as the food is sealed in a bag, it is not handled after it is cooked — until you open it to heat and serve. As the products are immediately flash-frozen, there is no need for preservatives in the product. Most of the Cuisine Solutions products have a guaranteed 18 month shelf life.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team. Investors can identify these forward-looking statements by use of words such as “expects,” “believes,” “will,” “continues,” “goals” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Company cannot guarantee that any forward-looking statement will be realized, although it believes that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Contact:

Cuisine Solutions, Inc., Alexandria, VA.

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com